Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2024, relating to the financial statements and financial highlights of Advisors Capital Total Return – Equity Fund, Advisors Capital Small/Mid Cap Fund, Advisors Capital Tactical Fixed Income Fund, and Advisors Capital Active All Cap Fund, each a series of Neiman Funds, which are included in Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Other Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

 /s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin
January 28, 2025